Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	727.213.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports Results for Fourth Quarter and Year 2010

Thirteenth Consecutive Quarter of Profitability, $54.8 Million in Cash on the Balance Sheet,

Per Share Book Value Increase of 6.8 percent in 2010 to $7.51

CLEARWATER, Fla. – (March 8, 2011) – Homeowners Choice, Inc. (Nasdaq:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months and year ended Dec. 31, 2010.

Fourth Quarter 2010

Net income for the fourth quarter of 2010 was $1.8 million, or $0.27 per diluted share, compared with net income of $0.8 million, or $0.11 per diluted share, for the fourth quarter of 2009.

Gross premiums earned for the fourth quarter of 2010 increased to $30.0 million from $25.9 million in the prior year quarter. Net premiums earned (gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain of the risks from hurricanes and other catastrophes) for the fourth quarter of 2010 increased 25 percent to $15.5 million from $12.4 million in the prior year quarter. During the fourth quarter of 2010, reinsurance costs were 49 percent of the company’s gross premiums earned, compared with 52.1 percent in the prior year quarter.

Homeowners Choice also reported investment income and other income of $390,000 and $820,000, respectively, for the fourth quarter of 2010. Investment income was $556,000 and no significant other income was reported in the prior year fourth quarter. In addition, the company reported realized gains on investments sold during the quarter ended Dec. 31, 2010 of $469,000. The company had no significant realized investment gains during 2009.

Losses and loss adjustment expenses for the fourth quarter were $8.2 million compared with $6.0 million in the prior year quarter. Policy acquisition and other underwriting expenses for the three months ended Dec. 31, 2010 and 2009 were $4.2 million and $3.9 million, respectively. Other operating expenses, which include a variety of general and administrative costs, for the three months ended Dec. 31, 2010 and 2009 were $1.9 million and $1.7 million, respectively.

Full Year 2010

For the year ended Dec. 31, 2010, net income was $5.4 million, or $0.81 per diluted share, a decline from net income of $10.9 million, or $1.52 per diluted share, for the year ended Dec. 31, 2009. Book value per share increased from $7.03 at Dec. 31, 2009 to $7.51 at Dec. 31, 2010, an increase of 6.8 percent.

Gross premiums earned for the year ended Dec. 31, 2010 increased by approximately 8.9 percent to $119.8 million from $110.0 million in the prior year. Net premiums earned for 2010 decreased 4.4 percent to $62.4 million from $65.3 million in the prior year. Investment income for the year ended Dec. 31, 2010 was $2.0 million compared with $1.8 million in the prior year. Realized Investment gains of $2.0 million were recognized in 2010.

Losses and loss adjustment expenses for the year ended Dec. 31, 2010 were $37.7 million compared with $35.2 million in the prior year. Policy acquisition and other underwriting expenses for 2010 and 2009 were $14.9 million and $9.6 million, respectively. Other operating expenses were $7.5 million for the year ended Dec. 31, 2010 compared with $5.8 million in the prior year.

Stockholders’ equity increased to $46.6 million at Dec. 31, 2010 from $45.4 million at Dec. 31, 2009. The company repurchased a total of 311,239 shares in 2010 in its share buyback program.

“I am pleased with our solid financial performance again this quarter, our 13th consecutive quarter of profitability,” said Homeowners Choice Chief Executive Officer F.X. McCahill. “Our gross premiums earned grew by 8.9 percent in 2010. However, we experienced a year-over-year decrease in net income due primarily to higher reinsurance rates that were in effect during the first five months of the year. We believe we are well positioned for our expansion into Alabama, which is planned for 2011. In addition, we recently announced our intention to issue our second quarterly dividend of $.10 per share, which will be paid in March 2011.”

Homeowners Choice Executive Chairman Paresh Patel added, “Our focus has always been on growing the company and increasing shareholder value. I am pleased with our progress in 2010 and looking forward to what lies ahead in 2011.”

Conference Call

The Company will host an earnings conference call today, March 8, 2011 at 4:30 p.m. EST to discuss its fourth quarter and 2010 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until April 9, 2011.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice today serves approximately 65,000 policyholders throughout Florida representing approximately $135 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance that the company will add additional policies in 2010, that the company will continue to be profitable, that the company will be successful with its efforts to expand into Alabama, that strategic growth opportunities will arise or that the company will pursue them when they do, or that the company will increase shareholder value. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company's business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At December 31,
	2010	2009

Assets
Investments:
Fixed maturity securities, held-to-maturity, at amortized cost (fair value $4,250)	$—	4,049
Fixed maturity securities, available-for-sale, at fair value (amortized cost $28,432 and $19,763)	28,564	19,266
Equity securities, available-for-sale, at fair value	884	—
Time deposits	14,033	13,507
Short-term investments	—	11,521

Total investments	43,481	48,343
Cash and cash equivalents	54,849	43,453
Accrued interest and dividends receivable	180	176
Premiums receivable	5,822	4,899
Assumed reinsurance balances receivable	26	19,525
Prepaid reinsurance premiums	17,787	7,205
Deferred policy acquisition costs	9,407	10,496
Property and equipment, net	7,755	399
Deferred income taxes	584	2,438
Other assets	1,057	958

Total assets	$140,948	137,892

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	22,146	19,178
Unearned premiums	65,034	68,509
Advance premiums	1,114	713
Accrued expenses	2,385	2,906
Income taxes payable	310	167
Other liabilities	3,330	1,041

Total liabilities	94,319	92,514
Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,205,396 and 6,456,635 shares issued and outstanding in 2010 and 2009)	—	—
Additional paid-in capital	18,606	21,164
Retained earnings	28,065	24,520
Accumulated other comprehensive loss	(42)	(306)

Total stockholders’ equity	46,629	45,378

Total liabilities and stockholders’ equity	$140,948	137,892

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Revenue

Gross premiums earned	$30,037	25,856	$119,757	110,011
Premiums ceded	(14,572)	(13,475)	(57,322)	(44,674)

Net premiums earned	15,465	12,381	62,435	65,337
Net investment income	390	556	1,962	1,793
Realized investment gains	469	—	2,003	—
Other	820	(15)	2,215	1,248

Total revenue	17,144	12,922	68,615	68,378

Expenses

Losses and loss adjustment expenses	8,208	5,953	37,667	35,230
Policy acquisition and other underwriting expenses	4,189	3,940	14,878	9,611
Other operating expenses	1,880	1,665	7,484	5,788

Total expenses	14,277	11,558	60,029	50,629

Income before income taxes	2,867	1,364	8,586	17,749

Income taxes	1,083	557	3,164	6,839

Net income	$1,784	807	$5,422	10,910

Basic earnings per share	$0.29	0.12	$0.88	1.62

Diluted earnings per share	$0.27	0.11	$0.81	1.52

Dividends per share	$0.30	—	$0.30	—